Exhibit 99.1

For Immediate Release
May 5, 2021
NW Natural Holdings Reports First Quarter 2021 Results
PORTLAND, ORE. — Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), reported financial results and highlights including:
•First quarter 2021 earnings of $1.94 per share, compared to earnings from continuing operations of $1.58 per share for the same period in 2020
•Results primarily reflected new rates in Oregon for NW Natural, customer growth, and asset management benefits during the February weather event, partially offset by the financial effects of COVID-19
•Added over 11,000 natural gas meters in the last 12 months with a growth rate of 1.4%
•Continued executing our water and wastewater acquisition and investment strategy, acquiring companies near our existing service territories and providing clean, reliable water and wastewater service to approximately 63,000 people through 26,000 connections
•Reaffirmed 2021 earnings guidance in the range of $2.40 to $2.60 per share

"This quarter reflects the resiliency and growth of our utilities," said David H. Anderson, president and CEO of NW Natural Holdings. "I'm pleased with how our systems performed during the weather event in February and provided reliable service to customers. We navigated a difficult natural gas commodity market well for our customers and shareholders. Our local economy has also shown strength with continued customer growth."
For the first quarter of 2021, net income increased $11.2 million to $59.5 million (or $1.94 per share), compared to net income from continuing operations of $48.3 million (or $1.58 per share) for the same period in 2020. Results reflect new rates in Oregon for our natural gas utility and customer growth partially offset by higher depreciation and general tax expenses as we continued to invest in our gas utility system, higher operations and maintenance expenses, and the financial effects of COVID-19. In addition, net income from our other activities increased primarily due to higher asset management revenues and lower holding company expenses.

KEY EVENTS AND INITIATIVES

Winter Weather Event
In February 2021, NW Natural experienced a severe winter storm in its service territory. This event coincided with the weather event that affected much of the mid-continent of the United States and resulted in elevated gas prices across the country. Overall NW Natural's natural gas system performed well during the event, and we were able to serve firm customers. To meet expected demand, we purchased additional natural gas supplies at higher than anticipated prices. However, our third-party marketer provided incremental asset management revenues, which more than offset the cost of the incremental gas purchases. The effect of these transactions was a $6.5 million benefit for customers, which was deferred to a regulatory liability, as part of a regulatory incentive sharing mechanism related to revenues earned from Mist gas storage and asset management activities. In addition, the transactions also resulted in a net benefit to shareholders of $2.8 million (after-tax) from the combined effect of asset management revenues reflected in NW Natural's other segment offset by lower utility margin from a loss on the Oregon gas cost incentive sharing mechanism.

NW Natural Water's utility systems also performed well during the winter weather event. Water and wastewater customers in the Pacific Northwest did not experience service disruptions related to the event. In Texas, where nearly 4,000 water connections are located, about half of our systems experienced power outages resulting in suspended water service, but we were able to restore water service quickly once power was restored.

Coronavirus (COVID-19)
NW Natural Holdings continues to operate with a focus on the safety of our employees and customers, while providing essential services without interruption. We continue to follow CDC, OSHA, and state specific requirements.

We also continue to benefit from our resilient business model with nearly 90% of our natural gas utility margin coming from the residential and commercial sectors and a majority of our utility margin decoupled and weather normalized. Customer growth from residential construction and conversions remained strong. The number of commercial customers was stable through the first quarter of 2021. As a result, the customer growth rate was 1.4% for the 12 months ended March 31, 2021.

For the first quarter of 2021, we estimate the total financial effects of COVID-19 to be $1.5 million (after-tax). We deferred $0.1 million (after-tax) to a regulatory asset as these costs are recoverable for our utilities. We expect to recognize $0.4 million (after-tax) of revenue in a future period related to forgone late fee revenue. The remaining $1.0 million (after-tax) will not be recovered through rates as it primarily relates to lower natural gas distribution margin from customers that stopped natural gas service and lower usage from customers that are not covered under decoupled rate schedules.

Water Utilities and Acquisitions
NW Natural Water Company, LLC (NW Natural Water) continues to acquire water and wastewater utilities and provide clean, reliable service to its customers. The Company continues to acquire smaller systems around its existing footprint, including closing a transaction near its Idaho Falls utility and signing agreements for three more acquisitions. When all the acquisitions close, NW Natural Water will serve approximately 65,000 people through about 27,000 connections and have invested approximately $111 million in the water sector.

FIRST QUARTER RESULTS
The following financial comparisons are for the first quarter of 2021 and 2020 with individual year-over-year drivers below presented on an after-tax basis using a statutory tax rate of 26.5% unless otherwise noted.

NW Natural Holdings' first quarter results are summarized by business segment in the table below:

	Three Months Ended March 31,
	2021		2020		Change
In thousands, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share
Net income from continuing operations:
Natural Gas Distribution segment	53,925	$1.76	$47,943	$1.57	$5,982	$0.19
Other	5,592	0.18	333	0.01	5,259	0.17
Consolidated	$59,517	$1.94	$48,276	$1.58	$11,241	$0.36

Diluted Shares		30,633		30,535		98

Natural Gas Distribution Segment
Natural Gas Distribution segment net income increased $6.0 million (or $0.19 per share) primarily reflecting new rates in Oregon as a result of a general rate case with new rates effective Nov. 1, 2020.

Margin increased $13.6 million reflecting new rates in Oregon and customer growth, which collectively contributed $15.7 million. This was partially offset by a $2.1 million increase in loss from the gas cost incentive sharing mechanism as a result of purchasing higher priced gas during a February cold weather event than what was forecasted for the year.
Operations and maintenance expense increased $2.1 million as a result of higher expenses mainly from increased compensation costs and non-payroll expenses. Depreciation expense and general taxes increased $3.3 million related to higher property, plant, and equipment.

Interest expense increased $0.7 million as a result of higher long-term debt balances to support our capital expenditure growth.

Excluding the implications of higher pre-tax income, tax expense increased $1.7 million related to the net effect of the Oregon Corporate Activity Tax and ongoing amortization of tax benefits from the Tax Cuts and Jobs Act. This impact is largely a timing matter and over the year this is expected to be offset by higher margin with no significant resulting effect on net income.

Other
Other net income increased $5.3 million (or $0.17 per share) reflecting $5.0 million of higher net income from NW Natural's other activities and $0.3 million from NW Natural Holdings' other activities. For NW Natural other, the increase was primarily higher asset management revenues from the aforementioned February 2021 weather event. NW Natural Holding's other activities posted improved earnings primarily from lower expenses at the holding company and additional revenues related to water and wastewater businesses acquired since last year.

BALANCE SHEET AND CASH FLOWS
During the first three months of 2021, the Company generated $137.1 million in operating cash flows or an increase of $32.4 million compared to the same period in 2020 due to higher net income and lower net working capital requirements. The Company used $63.9 million in investing activities during the first three months of 2021 primarily for natural gas utility capital expenditures, compared to $101.4 million used in investing activities during the same period in 2020 for utility capital expenditures and the acquisition of several water and wastewater utilities. Net cash used in financing activities was $83.1 million for the first three months of 2021 or a change of $543.1 million compared to the same period in 2020 primarily due to several financings undertaken in March 2020 that strengthened our liquidity position as a precaution as the COVID-19 pandemic unfolded. As of March 31, 2021, NW Natural Holdings held cash of $17.9 million.

2021 GUIDANCE
NW Natural Holdings reaffirmed 2021 earnings guidance in the range of $2.40 to $2.60 per share. This guidance assumes continued customer growth, average weather conditions, and no significant changes in prevailing regulatory policies, mechanisms, or outcomes, or significant local, state or federal laws, legislation or regulations.
DIVIDEND DECLARED
In 2021, the Board of Directors of NW Natural Holdings declared a quarterly dividend of $0.48 cents per share on the Company’s common stock. The dividend is payable on May 14, 2021 to shareholders of record on April 30, 2021, reflecting an annual indicated dividend rate of $1.92 per share. Future dividends are subject to Board of Director discretion and approval.

CONFERENCE CALL AND WEBCAST
As previously announced, NW Natural Holdings will host a conference call and webcast today to discuss its first quarter 2021 financial and operating results.

Date and Time:	Wednesday, May 5 8 a.m. PT (11 a.m. ET)
Phone Numbers:	United States: 1-866-267-6789 Canada: 1-855-669-9657 International: 1-412-902-4110

The call will also be webcast in a listen-only format for the media and general public and can be accessed at ir.nwnaturalholdings.com. A replay of the conference call will be available on our website and by dialing 1-877-344-7529 (U.S.), 1-855-669-9658 (Canada), and 1-412-317-0088 (international). The replay access code is 10154315.

ABOUT NW NATURAL HOLDINGS
Northwest Natural Holding Company, (NYSE: NWN) (NW Natural Holdings), is headquartered in Portland, Oregon and has been doing business for over 160 years in the Pacific Northwest. It owns NW Natural Gas Company (NW Natural), NW Natural Water Company (NW Natural Water), and other business interests.

NW Natural is a local distribution company that currently provides natural gas service to approximately 2.5 million people in more than 140 communities through more than 770,000 meters in Oregon and Southwest Washington with one of the most modern pipeline systems in the nation. NW Natural consistently leads the industry with high J.D. Power & Associates customer satisfaction scores. NW Natural owns and operates 20 Bcf of underground gas storage capacity in Oregon.

NW Natural Water provides water distribution and wastewater services to communities throughout the Pacific Northwest and Texas. NW Natural Water currently serves approximately 63,000 people through about 26,000 connections. Learn more about our water business at nwnaturalwater.com.

Additional information is available at nwnaturalholdings.com.

Investor and Media Contact:
Nikki Sparley
Phone: 503-721-2530
Email: nikki.sparley@nwnatural.com

Forward-Looking Statements
This report, and other presentations made by NW Holdings from time to time, may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "anticipates," "assumes," "intends," "plans," "seeks," "believes," "estimates," "expects" and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements regarding the following: plans, objectives, assumptions, estimates, expectations, timing, goals, strategies, commitments, future events, investments, capital expenditures, targeted capital structure, risks, risk profile, stability, acquisitions and timing, completion and integration thereof, the likelihood and success associated with any transaction, utility system and infrastructure investments, system modernization, reliability and resiliency, global, national and local economies, customer and business growth, customer satisfaction ratings, weather, performance and service during weather events, customer rates or rate recovery and the timing and magnitude of potential rate changes, environmental remediation cost recoveries, environmental initiatives, decarbonization and the role of natural gas and the gas delivery system, including use of renewable sources, renewable hydrogen projects or investments and timing, magnitude and completion thereof, strategic goals and visions, the water and wastewater acquisition and investment strategy and financial effects of water and wastewater acquisitions, operating plans of third parties, financial results, including estimated income, availability and sources of liquidity, expenses, positions, revenues, returns, cost of capital, timing, and earnings and earnings guidance, dividends, commodity costs and sourcing asset management activities, performance, timing, outcome, or effects of regulatory proceedings or mechanisms or approvals, regulatory prudence reviews, anticipated regulatory actions or filings, accounting treatment of future events, effects of legislation or changes in laws or regulations, effects, extent, severity and duration of COVID-19 and resulting economic disruption, the impact of mitigating factors and other efforts to mitigate risks posed by its spread, ability of our workforce, customers or suppliers to operate or conduct business, COVID-19 financial impact, expenses, cost savings measures and cost recovery including through regulatory deferrals and the timing and magnitude thereof, impact on capital projects, governmental actions and timing thereof, including actions to reopen the economy, and other statements that are other than statements of historical facts.

Forward-looking statements are based on current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual results may differ materially from those contemplated by the forward-looking statements. You are therefore cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future operational, economic or financial performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are discussed by reference to the factors described in Part I, Item 1A "Risk Factors", and Part II, Item 7 and Item 7A "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosure about Market Risk" in the most recent Annual Report on Form 10-K and in Part I, Items 2 and 3 "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Quantitative and Qualitative Disclosures About Market Risk", and Part II, Item 1A, "Risk Factors", in the quarterly reports filed thereafter.

All forward-looking statements made in this report and all subsequent forward-looking statements, whether written or oral and whether made by or on behalf of NW Holdings or NW Natural, are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and NW Holdings and NW Natural undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. New factors emerge from time to time and it is not possible to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements.

NORTHWEST NATURAL HOLDINGS
Consolidated Income Statement and Financial Highlights (Unaudited)
First Quarter 2021
	Three Months Ended			Twelve Months Ended
In thousands, except per share amounts, customer, and degree day data	March 31,			March 31,
	2021	2020	Change	2021	2020	Change
Operating revenues	$315,946	$285,151	11%	$804,474	$746,175	8%

Operating expenses:
Cost of gas	112,210	108,538	3	266,427	257,992	3
Operations and maintenance	52,191	48,921	7	183,399	175,630	4
Environmental remediation	3,777	4,005	(6)	9,463	7,395	28
General taxes	11,369	9,895	15	36,552	33,256	10
Revenue taxes	12,664	11,743	8	31,212	30,142	4
Depreciation and amortization	28,097	24,675	14	107,105	94,599	13
Other operating expenses	932	928	—	3,705	3,286	13
Total operating expenses	221,240	208,705	6	637,863	602,300	6
Income from operations	94,706	76,446	24	166,611	143,875	16
Other income (expense), net	(3,542)	(3,575)	(1)	(13,911)	(12,664)	10
Interest expense, net	11,126	10,468	6	43,710	42,948	2
Income before income taxes	80,038	62,403	28	108,990	88,263	23
Income tax expense	20,521	14,127	45	27,476	18,094	52
Net income from continuing operations	59,517	48,276	23	81,514	70,169	16
Income (loss) from discontinued operations, net of tax	—	(778)	(100)	7,286	(4,137)	(276)
Net income	$59,517	$47,498	25	$88,800	$66,032	34

Common shares outstanding:
Average diluted for period	30,633	30,535		30,598	29,451
End of period	30,655	30,528		30,655	30,528

Per share of common stock information:
Diluted earnings from continuing operations	$1.94	$1.58		$2.66	$2.38
Diluted income (loss) from discontinued operations, net of tax	—	(0.02)		0.24	(0.14)
Diluted earnings	1.94	1.56		2.90	2.24
Dividends paid per share	0.4800	0.4775		1.9150	1.9050
Book value, end of period	30.54	29.54		30.54	29.54
Market closing price, end of period	53.95	61.75		53.95	61.75

Capital structure, end of period:
Common stock equity	44.0%	37.5%		44.0%	37.5%
Long-term debt	40.4%	39.6%		40.4%	39.6%
Short-term debt (including current maturities of long-term debt)	15.6%	22.9%		15.6%	22.9%
Total	100.0%	100.0%		100.0%	100.0%

Natural Gas Distribution segment operating statistics:
Meters - end of period	777,966	766,863	1.4%	777,966	766,863	1.4%
Volumes in therms:
Residential and commercial sales	297,822	286,872		688,221	703,116
Industrial sales and transportation	133,298	134,045		464,879	485,217
Total volumes sold and delivered	431,120	420,917		1,153,100	1,188,333
Operating revenues:
Residential and commercial sales	$278,584	$255,404		$684,526	$643,170
Industrial sales and transportation	17,379	17,194		58,863	57,726
Other distribution revenues	590	963		1,553	2,154
Other regulated services	4,785	4,926		18,981	16,924
Total operating revenues	301,338	278,487		763,923	719,974
Less: Cost of gas	112,266	108,595		266,651	258,217
Less: Environmental remediation expense	3,777	4,005		9,463	7,395
Less: Revenue taxes	12,655	11,743		31,203	30,142
Margin, net	$172,640	$154,144		$456,606	$424,220
Degree days:
Average (25-year average)	1,326	1,342		2,690	2,723
Actual	1,261	1,215	4%	2,430	2,474	(2)%
Percent colder (warmer) than average weather	(5)%	(9)%		(10)%	(9)%

NORTHWEST NATURAL HOLDINGS
Consolidated Balance Sheets (Unaudited)	March 31,
In thousands	2021	2020
Assets:
Current assets:
Cash and cash equivalents	$17,907	$471,079
Accounts receivable	105,226	78,083
Accrued unbilled revenue	41,907	41,871
Allowance for uncollectible accounts	(3,503)	(1,335)
Regulatory assets	47,789	37,815
Derivative instruments	19,914	2,257
Inventories	26,237	34,390
Gas reserves	10,659	14,351
Income taxes receivable	6,000	—
Other current assets	30,656	26,460
Discontinued operations current assets	—	15,296
Total current assets	302,792	720,267
Non-current assets:
Property, plant, and equipment	3,788,283	3,551,065
Less: Accumulated depreciation	1,091,903	1,050,850
Total property, plant, and equipment, net	2,696,380	2,500,215
Gas reserves	31,600	45,234
Regulatory assets	338,692	328,024
Derivative instruments	3,087	2,451
Other investments	47,434	61,928
Operating lease right of use asset	76,957	79,522
Assets under sales-type leases	142,586	146,937
Goodwill	69,330	69,220
Other non-current assets	49,767	47,729
Total non-current assets	3,455,833	3,281,260
Total assets	$3,758,625	$4,001,527
Liabilities and equity:
Current liabilities:
Short-term debt	$236,225	$550,000
Current maturities of long-term debt	95,265	202
Accounts payable	88,591	86,766
Taxes accrued	23,550	23,837
Interest accrued	9,491	9,396
Regulatory liabilities	81,314	47,137
Derivative instruments	1,038	5,036
Operating lease liabilities	1,213	1,071
Other current liabilities	48,978	62,624
Discontinued operations current liabilities	—	12,801
Total current liabilities	585,665	798,870
Long-term debt	860,654	953,962
Deferred credits and other non-current liabilities:
Deferred tax liabilities	328,112	300,168
Regulatory liabilities	636,384	623,219
Pension and other postretirement benefit liabilities	210,811	224,490
Derivative instruments	1,272	939
Operating lease liabilities	80,414	79,105
Other non-current liabilities	118,989	119,033
Total deferred credits and other non-current liabilities	1,375,982	1,346,954
Equity:
Common stock	568,066	561,264
Retained earnings	380,939	351,050
Accumulated other comprehensive loss	(12,681)	(10,573)
Total equity	936,324	901,741
Total liabilities and equity	$3,758,625	$4,001,527

NORTHWEST NATURAL HOLDINGS
Consolidated Statements of Cash Flows (Unaudited)	Three Months Ended March 31,
In thousands	2021	2020
Operating activities:
Net income	$59,517	$47,498
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	28,097	24,675
Regulatory amortization of gas reserves	3,634	4,087
Deferred income taxes	3,145	(3,422)
Qualified defined benefit pension plan expense	3,937	4,446
Contributions to qualified defined benefit pension plans	(4,540)	(3,160)
Deferred environmental expenditures, net	(4,270)	(3,981)
Amortization of environmental remediation	3,777	4,005
Other	(2,919)	6,499
Changes in assets and liabilities:
Receivables, net	1,044	4,845
Inventories	16,454	9,571
Income and other taxes	22,975	21,911
Accounts payable	(2,329)	(23,430)
Deferred gas costs	(28,912)	8,239
Asset optimization revenue sharing	34,633	(1,532)
Decoupling mechanism	656	6,137
Other, net	2,166	(1,352)
Discontinued operations	—	(376)
Cash provided by operating activities	137,065	104,660
Investing activities:
Capital expenditures	(65,702)	(57,446)
Acquisitions, net of cash acquired	(42)	(37,883)
Leasehold improvement expenditures	(54)	(6,325)
Proceeds from the sale of assets	1,960	284
Other	(37)	635
Discontinued operations	—	(694)
Cash used in investing activities	(63,875)	(101,429)
Financing activities:
Long-term debt issued	—	150,000
Long-term debt retired	—	(75,000)
Proceeds from term loan due within one year	—	150,000
Repayments of commercial paper, maturities greater than 90 days	(100,000)	—
Change in other short-term debt, net	31,700	250,900
Cash dividend payments on common stock	(13,858)	(13,834)
Other	(974)	(2,069)
Cash (used in) provided by financing activities	(83,132)	459,997
Increase (decrease) in cash, cash equivalents and restricted cash	(9,942)	463,228
Cash, cash equivalents and restricted cash, beginning of period	35,454	12,636
Cash, cash equivalents and restricted cash, end of period	$25,512	$475,864

Supplemental disclosure of cash flow information:
Interest paid, net of capitalization	$8,976	$8,368
Income taxes paid (refunded), net	800	(256)

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$17,907	$471,079
Restricted cash included in other current assets	7,605	4,785
Cash, cash equivalents and restricted cash	$25,512	$475,864